Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 22, 2025, with respect to the consolidated financial statements of Materialise NV, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

KPMG Bedrijfsrevisoren BV / KPMG Réviseurs d’Entreprises SRL

/s/ Gotwin Victor Jaak Jackers

Zaventem, Belgium

April 22, 2025